Exhibit No: 23.2


            Consent of Independent Registered Public Accounting Firm




We hereby consent to the incorporation by reference in this Registration Statements on Form S-3 of MSGI Security Solutions, Inc. and Subsidiaries (formerly MKTG Services, Inc.), of our report dated September 26, 2002, except for the reclassification and presentation of the discontinued operations of the Northeast Operations and Grizzard, Inc., as discussed in Note 4, as to which the date is October 14, 2003 and for the reclassification and presentation of the discontinued operations of MKTG Teleservices, Inc., as discussed in Note 4, as to which the date is October 13, 2004, relating to the consolidated financial statements and financial statement schedule as of and for the year ended June 30, 2002, which appears in Media Services Group's Annual Report on Form 10-K for the year ended June 30, 2004.

PricewaterhouseCoopers
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New York, New York
February 10, 2005